Exhibit 10.32

December 31, 2002

Mr. Patrick Clark

111 North Pepperell

Hollis, NH 03049

Dear Pat:

On behalf of Visual Networks Operations, Inc. (“Visual” or “the Company”), it is my pleasure to confirm in writing our offer of employment for the position of Executive Vice President, Worldwide Sales. We feel that your unique skills and experience will be an asset to our Company and that Visual will offer you an enriching and challenging opportunity. The details of our offer are as follows:

Position:    Executive Vice President, Worldwide Sales. This is a Rockville-based position. It is anticipated that when you are not with a customer or staff you will be in the Rockville office.

Reporting To:    Chief Executive Officer, President

Semi-Monthly Salary:    $11,458.33

Bonus:    You will be eligible to receive a bonus of up to $50,000 as set forth in Visual’s 2003 Bonus Plan.

Commission:    Based on “Good/Better/Best” scenarios, and subject to the terms and conditions of Visual’s 2003 Sales Compensation Program.

Stock Options*:    1% of issued and outstanding common stock as of 12/31/02, (four year vesting with 25% after first year and monthly thereafter). 50% vest on change of control as defined in applicable Stock Option Plan.

Car Allowance:    $400 per month

Start Date:    January 6, 2003

Signing Bonus:    This offer includes a one time signing bonus of $17,500. This bonus will be paid on the first regularly scheduled payroll following your date of hire and will be subject to all federal, state, and local withholdings as required by law. Should you voluntarily terminate your employment with Visual within twelve (12) months of your date of hire, you will be responsible for repaying, and you hereby agree to repay Visual, a pro-rated amount of this signing bonus. If the final paycheck for regular wages, vacation and any outstanding monies due to you, including but not limited to, expenses and other reimbursements are insufficient to cover the full amount of the signing bonus, you agree to repay the Company for any remaining balance by personal check or other negotiable instrument. By signing this offer letter, you expressly authorize the Company to withhold any unpaid compensation, expenses and other monies.

Separation:    Visual agrees that if we terminate you without cause, within twelve (12) months of the hire of a new CEO, contingent upon your signing a release against the Company, Visual will pay you in regular pay period installments over a six (6) month period after your termination an amount equal to six (6) months of your base salary in effect at the time of your termination and you will receive an additional six (6) months of stock option vesting.

42

Exhibit 10.32

For purposes of this letter, “cause” shall include, but not be limited to:

•	conviction in a court of law of any felony or crime involving moral turpitude;
•	material violation of any written policy of the Company;
•	violation of any reasonable direction from the Chief Executive Officer or the Board of Directors of the Company, gross misconduct or excessive absenteeism;
•	engaging in conduct likely to be inimical or otherwise contrary to the best interests of the Company and which is reasonably likely to result in material and demonstrable harm to the Company or its reputation;
•	illegal acts (other than minor traffic violations), including embezzlement or theft; or
•	your breach of any provision of your Confidentiality, Non-Disclosure and Non-Solicitation Agreement with the Company, which breach shall continue for a period of ten (10) days after a written notice thereof is given.

In the event you are terminated for cause, all liabilities or obligations of the Company to you, including without limitation, base salary, benefits and bonuses, shall cease at the time of such termination, subject to the terms of any applicable benefit or compensation plan or option agreement then in force.

Change of Control: Should there be a Change of Control as defined in the applicable Stock Option Agreement and you are not offered a comparable position, defined as comparable base salary, bonus and commission, contingent upon your signing a release against the Company, you will receive six (6) months base pay.

“Without cause” shall mean for any reason other than:

•	Illegal acts (other than minor traffic violations) including theft or embezzlement.
•	Material violation of written policies of the Company.
•	Irresponsible acts in the performance of duties.

As a new employee, you will attend Visual’s New Employee Orientation on your first day of employment to introduce you to the Company and its various benefits and programs. At that time, you will be provided with all of the necessary paperwork to complete the new hire process.

In accordance with the Immigration Reform and Control Act of 1986 (IRCA) and any amendments, Visual is required to verify the identity and employment eligibility of each new employee. You will be asked to complete the Employment Eligibility Verification (Form I-9) on your first day of employment. Please review the enclosed list of acceptable documentation prior to your first day so that you can plan on providing the appropriate proof. Under federal law, if you fail to provide proof of eligibility of employment within three business days of your employment, Visual will be required to terminate the employment relationship. This offer, therefore, is contingent upon your providing the necessary documents within three business days from your start date.

Once employed, you will be eligible to participate in Visual’s comprehensive benefits package, based on eligibility requirements, including health insurance (medical, dental, and vision), short and long term income maintenance protection (disability), life insurance, and a 401(k) deferred income plan. These benefits represent Visual’s commitment to you, your dependents, and/or beneficiaries. Should you elect not to participate in the Company-provided health insurance benefits, and subject to providing proof of coverage under an alternative plan, you will be eligible to receive an additional $75.00 gross per month, in lieu of such Company-provided coverage.

43

Exhibit 10.32

This letter is a summary of the Company’s employment offer to you. It is not a contract, and your employment at Visual will at all times be at-will and for an unspecified duration. This letter does not alter your right or Visual’s right to terminate the employment relationship at any time or for any reason. Based on your individual skills and contributions, you may be asked to participate on team assignments different from the assignment given upon your initial employment. Additionally, from time to time, we review our benefits programs, policies, and practices, and we may alter or change them at any time at our discretion.

This offer of employment is contingent upon your execution of this offer letter and the “Confidentiality, Non-Disclosure, and Non-Solicitation Agreement”. Prior to your anticipated start date, please sign one copy of each document, keep one copy of each for your files, and return the signed originals to Human Resources.

We sincerely believe that this position will offer you a challenging opportunity and will be professionally and personally satisfying to you. Should you have any questions, please feel free to contact me at any time at (301) 296-3340.

We look forward to having you join us. Welcome to Visual Networks!

Sincerely,

/s/ TRACY BEHZAD

Tracy Behzad Vice President, Human Resources

ACCEPTED BY:

/s/ PATRICK CLARK	1/6/03

Patrick Clark	Date

Enclosure

*Stock Options are subject to the Terms and Conditions set by Visual’s Board of Directors

44